EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



THE BOARD OF DIRECTORS
VOORHEES RISK MANAGEMENT, INC.:

I consent to incorporation by reference in the Form 8-K of American Independence Corp. of my report dated March 1, 2003 relating to the balance sheet of Voorhees Risk Management, Inc. as of December 31, 2002, and the related statements of income, shareholders' equity, and cash flows the year ended December 31, 2002, which report appears in the Form 8-K of American Independence Corp dated February 10, 2003.



/s/ Richard S. Fine and Company

New York, New York
April 25, 2003


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